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                                                                      EXHIBIT 99


BANK OF THE WEST                  Contact:  Robert S. Raye
                                            Senior Vice President
                                            Bank of the West
                                            (510) 942-8585

NORTHBAY FINANCIAL CORPORATION    Contact:  Alfred A. Alys
                                            Chief Executive Officer
                                            Northbay Financial Corporation
                                            (707) 792-7472

FOR IMMEDIATE RELEASE

     BANK OF THE WEST TO BUY NORTHBAY SAVINGS BANK

     SAN FRANCISCO, Calif. (Nov. 10, 1995) --Bank of the West and Northbay Financial Corporation (AMEX: NBF) jointly announced today that they have signed a definitive agreement for Bank of the West to acquire Northbay Financial Corporation and its wholly-owned subsidiary, Northbay Savings Bank, FSB of Petaluma.

     Under the agreement, the aggregate purchase price is $47 million in cash or $15.75 per share, subject to adjustment in certain circumstances.

     "Bank of the West's purchase of Northbay Savings Bank is a continuing step in our long-term strategy for expansion in Northern California," said Don McGrath, President of Bank of the West. "This is our fifth acquisition in five years. We expect to continue our growth through acquisition and provide an even more convenient branch network for the Bank's expanding Northern California customer base."

     Bank of the West purchased Central Bank in May 1990, acquired the 30 Northern California branches of Imperial Federal Savings in April 1991, acquired 11 Northern California branches of Atlantic Financial in April 1992, and purchased 15 Northern California branches of Citibank in June 1994.

     McGrath added that this acquisition is a logical addition to the existing Bank of the West branch network in Sonoma County. Specifically, it gives the Bank new branches in Healdsburg, Rohnert Park and Forestville and supplements existing offices in Petaluma, Santa Rosa and Sonoma.

     The resulting branch system will encompass 108 offices in Northern California including 12 in Sonoma County.

     Herold Mahoney, Chairman of the Board of Northbay Financial Corporation stated, "We believe that our shareholders will be pleased with this announcement, and that our customers and employees will find Bank of the West to be considerate and responsive to their needs and interest." Alfred A. Alys, President of Northbay added, "Bank of the West is the best financial institution to acquire Northbay, since they have the same commitment to customer service and community involvement that we do. Bank of the West already has offices in Sonoma County and understands the market, residents and businesses here, and will provide expanded products and services for our customers."
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     The acquisition is subject to various conditions including approval by bank regulatory authorities and the shareholders of Northbay Financial Corporation and is expected to be completed during the first quarter of 1996.

     Northbay Financial has granted Bank of the West an option to purchase shares of Northbay common stock representing 19.9% of its outstanding common shares at a price of $13.25 per share. The option is exercisable in certain circumstances, including the purchase by a third party of 25% or more of Northbay Financial's then outstanding common stock shares or Northbay Financial's agreement to engage in an alternative acquisition transaction with a third party.

     Northbay Financial's Board of Directors has unanimously approved the merger agreement and has agreed to recommend the transaction to Northbay shareholders at a meeting to be held following the clearance of a proxy statement by the Securities and Exchange Commission.

     Northbay Savings Bank was founded in 1965 and at fiscal year-end June 30, 1995, had deposits of $284,000,000 and assets of $391,000,000. Headquartered in Petaluma, California, Northbay Savings Bank has eight offices, all in Sonoma County -- Petaluma (2), Santa Rosa (2), Sonoma, Healdsburg, Rohnert Park, and Forestville.

     Bank of the West, with over $4 billion in assets, is the eighth largest bank in California. The Bank reported year-end 1994 earnings of $30.5 million, up 27 percent over 1993.

     Founded in 1874, Bank of the West is the state's oldest and one of California's largest community banks. The Bank is a member of Banque Nationale de Paris Group (BNP). Headquartered in Paris, France, BNP is one of Europe's largest banks and the 24th largest in the world with over 2,300 offices in 80 countries.


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                           NORTHBAY SAVINGS BANK, FSB

                                Office Locations



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
                PETALUMA               20 Petaluma Boulevard South

                                       311 North McDowell Boulevard


                HEALDSBURG             450 Center Street


                ROHNERT PARK           6301 State Farm Drive


                FORESTVILLE            6661 Front Street


                SONOMA                 531 Fifth Street West


                SANTA ROSA             1791 Marlow Road

                                       888 Fourth Street
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